Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2014-28

Neil Withington to retire from RAI board;

Ricardo Oberlander designated to succeed him

WINSTON-SALEM, N.C. – Nov. 20, 2014 – Reynolds American Inc. (NYSE: RAI) announced today that Neil R. Withington will retire from RAI’s board of directors, effective immediately after its meeting on Dec. 4, 2014.

Withington also will retire, effective April 30, 2015, from British American Tobacco p.l.c. (BAT), where he has been director, legal and security, and group general counsel since August 2000.

Withington, 58, has been a member of the RAI board since July 2004, serving as one of the five board members designated by Brown & Williamson Holdings, Inc. (B&W), a subsidiary of BAT, under the terms of the 2004 governance agreement, as amended, between RAI, B&W and BAT. BAT, through its B&W subsidiary, is RAI’s largest shareholder, with an ownership interest of approximately 42 percent.

“Neil was one of RAI’s original board members when the company went public in 2004,” said Thomas C. Wajnert, non-executive chairman of the RAI board. “RAI and its operating companies have undergone a great transformation since then, and Neil has served the company and its shareholders with distinction. We thank him for his valuable contributions and wish him well in retirement.”

B&W has designated Ricardo Oberlander, a management board director of BAT, Americas Region, as the nominee to succeed Withington on RAI’s board.

Oberlander, 51, became a management board director of BAT’s Americas Region (excluding the U.S.) in January 2013. He is also chairman of the board of BAT’s Souza Cruz subsidiary in Brazil. Prior to these appointments, Oberlander held a variety of executive positions at BAT and its subsidiaries. He holds a bachelor’s degree in statistics from the National School of Statistical Sciences in Brazil and an MBA in executive finance from IBMEC, Brazil.

“Ricardo brings a wealth of brand-marketing and business experience to our board, and we look forward to working with him as RAI continues its strategy to transform the tobacco industry,” Wajnert said.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include two of the best-selling cigarettes in the United States: Camel and Pall Mall. These brands, and its other brands, including Winston, Kool, Doral, Salem, Misty and Capri, are manufactured in a variety of styles and marketed in the United States.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the Zonnic brand name.

•	R.J. Reynolds Vapor Company makes and markets VUSE Digital Vapor Cigarette, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit TransformingTobacco.

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